1400 Union Meeting Road
Blue Bell, PA 19422
Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253






                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                              THIRD QUARTER FY 2004



BLUE BELL, PA, November 20, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced net income for its third quarter ending October 31, 2003 of $4,203,000 or 16 cents per share compared to $5,128,000 or 20 cents per share in the prior year's third quarter. Net sales for the third quarter were $84,870,000 compared to the prior year's third quarter of $87,637,000, but were up from net sales of $81,364,000 (a 4% increase) in the second quarter of this year, with earnings per share up over 10% from the second quarter's 14 cents per share.

"We achieved a modest improvement in the operating results of our Motive Power and Power Electronics Divisions, and a double-digit operating income increase in the Dynasty Division. All of which combined to offset continuing weakness in most segments of the telecommunications market," stated Wade H. Roberts, Jr., president and chief executive officer of the company. "The Power Electronics Division generated an operating profit for the first time in a year, while Motive Power's operating loss declined almost 40% from the second quarter. We anticipate, in the fourth quarter (traditionally our slowest), earnings per share will be comparable to those of the third quarter," he said.

For the fiscal nine-month period ending October 31, 2003, net income decreased 24% to $10,605,000, or 41 cents per share, from $13,956,000, or 54 cents per share for the first nine months of the prior year. Sales for the fiscal nine-month period declined 5% to $243,602,000 from $255,991,000 in the prior year's comparable period.

C&D Technologies' fiscal 2004 third quarter operating results from its reporting segments were as follows:

Power Electronics - Sales decreased 23% in the quarter to $9,450,000 from $12,265,000 in the prior year's third quarter. The revenue decrease was due primarily to a decline in sales of DC to DC converters and custom power supplies. Operating income for the segment increased to $401,000 from $181,000 in the third quarter of fiscal 2003.

Powercom - Sales fell 19% to $30,910,000, compared with $38,009,000 in last year's third quarter primarily due to lower telecommunications sales. Operating income in the quarter decreased 51% to $3,119,000 from $6,340,000 in the third quarter of fiscal 2003.

Motive Power - Sales increased 10% in the third quarter to $15,345,000 from $13,903,000 in the prior year's third quarter. The business had an operating loss of $995,000 in the third quarter compared to an operating loss of $1,058,000 in the prior year's comparable quarter and $1,649,000 in this year's second quarter.

Dynasty - Sales increased 24% in the quarter to $29,165,000 from $23,460,000 in the prior year's third quarter. This increase was primarily due to an increase in uninterruptible power supply sales. Operating income for the segment increased 19% to $4,676,000 from $3,929,000 in the third quarter of fiscal 2003.




This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2003, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.



                                    # # # # #

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)


                                                Three months ended              Nine months ended
                                                   October 31,                     October 31,
       Summary of earnings                     2003          2002              2003           2002
       -------------------                     ----          ----              ----           ----

       Net sales                                $84,870      $87,637          $243,602     $255,991

       Gross profit                              19,656       20,808            55,726       59,656

       Selling, general and
         administrative expenses                 10,097        8,955            29,791       26,808


       Research and development
         expenses                                 2,358        2,461             7,104        7,355

       Operating income                           7,201        9,392            18,831       25,493


       Income before income taxes
         and minority interest                    6,582        8,160            16,882       22,145

       Net income before minority
          interest                                4,147        5,207            10,636       14,018

       Net income                                 4,203        5,128            10,605       13,956


       Basic earnings per share                    0.16         0.20              0.41         0.54


       Diluted earnings per share                  0.16         0.20              0.41         0.54


       Weighted average shares
         outstanding:
                      Basic                      25,496       25,671            25,566       25,851
                      Diluted                    25,757       25,799            25,724       26,070


                             Other financial data

       Operating cash flow                      $16,363      $14,258           $33,172       $48,175
       Depreciation and amortization              5,593        6,072            17,033        18,322


                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)


                      Selected Balance          October 31,          January 31,
                      Sheet data                   2003                 2003
                                                   ----                 ----

                      Total cash                 $7,248               $ 12,966

                      Total assets              378,672                382,156

                      Total debt                 20,000                 39,919

                      Total equity              266,221                258,274